UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2016

IMMUNE PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

430 East 29th Street, Suite 940

New York, NY 10016

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (646) 440-9310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Immune Pharmaceuticals Inc., through its wholly-owned subsidiary, Immune Pharmaceuticals Ltd. (together, the “Company”) entered into a definitive research and license agreement (the “License”) with BioNanoSim (BNS) Ltd., (“BNS”), dated as of January 1, 2016. The License was entered into pursuant to an existing binding Memorandum of Understanding (the “MOU”), dated June 10, 2015, by and between the Company and Yissum Research Development Company of The Hebrew University of Jerusalem, Ltd. (“Yissum”), which was disclosed in the Company’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission on June 10, 2015.

Under the License, the Company has obtained from BNS an exclusive, worldwide sublicense, with a right to further sublicense, for the development, manufacturing and commercialization of certain inventions and research results regarding Yissum’s patents in connection with nanoparticles for topical delivery of cyclosporine A, for all indications applied on the skin and the skull, which BNS received from Yissum pursuant to a Research License Agreement, dated as of October 20, 2015, entered into by and between BNS and Yissum.

In consideration for the License, the Company shall pay BNS the following payments throughout the term of the License:

•	An annual maintenance fee of $30,000, commencing on January 1, 2021, which maintenance fee shall increase by 30% each year, up to a maximum annual maintenance fee of $100,000 and may be credited against royalties or milestone payments payable in the same calendar year.
•	A license fee in the amount of $500,000, to be paid in four equal installments to be made between January 4, 2016 and October 1, 2016.
•	Royalties on net sales of products (as such term is defined in the License) by the Company in the amount of up to 5%, subject to certain possible reductions in certain jurisdictions.
•	Sublicense fees in the amount of 18% of any non-sales related consideration received by the Company from a sublicense or an option to receive a sublicense for the products and/or the licensed technology (as such terms are defined in the License).
•	Milestones payments of up to approximately $4.5 million and 250,000 shares of the Company’s common stock, par value $0.0001, upon the achievement of certain regulatory, clinical development and commercialization milestones, though in the event that the Company receives consideration from a sublicensee for any such milestones, the Company shall pay to BNS the higher (not both) of (a) the amount of the particular milestone payment or (b) the amount of the sublicense fees that are due for such sublicensee consideration paid to the Company.

In addition, the Company shall reimburse BNS within 60 days for all of BNS’s previous, documented, not yet reimbursed expenses and costs, if any, relating to the registration and maintenance of the licensed patents. The Company has also certain indemnification obligations under the License and it is obligated to procure and maintain certain comprehensive general liability insurance policies. The License contains certain representations and warranties and confidentiality provisions.

Furthermore, the Company will sponsor a 12-month research program, which will be conducted by, or under the supervision of, Prof. Simon Benita. The Company will pay BNS a research fee of $300,000, plus VAT and any applicable taxes, commencing on January 2, 2016. The results of the research, including any patents or patent applications, shall automatically be licensed to the Company.

Unless earlier terminated by the Company or by BNS pursuant to the provisions of the License, the License shall terminate on a country-by-country, product-by-product basis, upon the later of (i) the date of expiration of the last valid claim included in the licensed technology that covers the particular product; (ii) the end of any exclusivity on the product granted by a regulatory or government body; or (iii) the end of a period of 15 years from the date of the first commercial sale of the particular product (as such terms are defined in the License). Should the periods referred to in paragraphs (i) or (ii) expire prior to 15 years from the date of the first commercial sale in a particular country or countries, the license in that country or those countries shall be deemed a license to the know-how. At the end of the later of the periods set forth above, the Company shall have a fully-paid nonexclusive license to the licensed technology.

The foregoing summary description of the License and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the License, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On January 4, 2016, the Company issued a press release announcing the entry into the License with BNS, as described under Item 1.01 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Research and License Agreement, dated as of January 1, 2016, by and between BioNanoSim (BNS) Ltd. and Immune Pharmaceuticals Ltd.

99.1	Press release, dated January 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

	By:	/s/ Daniel G. Teper
	Name:	Daniel G. Teper
	Title:	Chief Executive Officer

Dated: January 7, 2016